Stradley Ronon Stevens & Young, LLP
                            2600 One Commerce Square
                             Philadelphia, PA 19103
                            Telephone: (215) 564-8000
                            Facsimile: (215) 564-8120

                                November 27, 2007

Board of Trustees of
 Franklin Tax-Exempt Money Fund
One Franklin Parkway
San Mateo, California 94403-1906

Subject:   Post-Effective Amendment No. 27 to the Registration
           Statement on Form N-1A relating to Franklin Tax-Exempt Money Fund, a Delaware statutory trust (the "TRUST") -- REGISTRATION NO. 002-72614; FILE NO. 811-03193

Ladies and Gentlemen:

      We have acted as counsel to Franklin Tax-Exempt Money Fund, a Delaware statutory trust (the "Trust"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 27 (the "Amendment") to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, of the Trust. Pursuant to Rule 414 under the 1933 Act, the Amendment is being filed, in part, in connection with the Trust's adopting as its own the Registration Statement on Form N-1A of Franklin Tax-Exempt Money Fund, a California corporation (the "Fund").

      We have reviewed the Trust's Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust's Board of Trustees, the Agreement of Merger dated November 19, 2007, the form of which was approved by the Fund's shareholders at a meeting held on March 21, 2007, as adjourned to May 4, 2007 (the "Agreement"), and such other legal and factual matters as we have deemed appropriate.

      This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

      We have assumed the following for purposes of this opinion:

1. The shares of the Trust will be issued in accordance with the Trust's Agreement and Declaration of Trust, By-laws, the Agreement and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of shares.

2. The Trust's shares will be issued against payment therefor as described in the Trust's then-current Prospectus, Statement of Additional Information relating thereto, or the Agreement, and that such payment will have been at least equal to the applicable offering price.

      On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Agreement or the Amendment, the shares of beneficial interest, without a par value, of the Trust to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

                                    Very truly yours,

                                    Stradley Ronon Stevens &
                                    Young, LLP


                                    By:   /S/ KRISTIN H. IVES
                                          ------------------------------
                                          Kristin H. Ives, a
                                          Partner